Exhibit 4.1
REGISTRATION RIGHTS AGREEMENT
BY AND AMONG
REGENCY ENERGY PARTNERS LP
AND
THE PURCHASERS PARTY HERETO
DATED AS OF MAY 2, 2011

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REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of May 2, 2011, by and among REGENCY ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), and the purchasers listed on Schedule 1 hereto (each a “Purchaser” and collectively, the “Purchasers”).
     WHEREAS, this Agreement is made in connection with the Closing of the issuance and sale of Purchased Units representing limited partnership interests in the Partnership, pursuant to that certain Common Unit Purchase Agreement, dated as of March 22, 2011, by and among the Partnership and the Purchasers named therein (the “Purchase Agreement”); and
     WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers of the Purchased Units pursuant to the Purchase Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
     Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement. The terms set forth below are used herein as so defined:
     “Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” has the meaning specified therefor in the recitals hereof.
     “Commission” means the United States Securities and Exchange Commission.
     “Common Units” means common units representing limited partner interests in the Partnership having the rights and obligations specified in the Partnership Agreement.
     “EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System of the Commission, or any successor system thereto.
     “Effectiveness Period” has the meaning specified therefor in Section 2.1(a) of this Agreement.

     “Holder” means the record holder of any Registrable Securities.
     “Included Registrable Securities” has the meaning specified therefor in Section 2.2(a) of this Agreement.
     “Liquidated Damages” has the meaning specified therefor in Section 2.1(c) of this Agreement.
     “Liquidated Damages Multiplier” has the meaning specified therefor in Section 2.1(c) of this Agreement.
     “Losses” has the meaning specified therefor in Section 2.6(a) of this Agreement.
     “Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.
     “Parity Securities” has the meaning specified therefor in Section 2.2(b) of this Agreement.
     “Partnership” has the meaning specified therefor in the recitals hereof.
     “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
     “Piggyback Opt-out Notice” has the meaning specified therefor in Section 2.2(a) of this Agreement.
     “Purchase Agreement” has the meaning specified therefor in the recitals hereof.
     “Purchased Units” means the Common Units to be issued and sold to the Purchasers pursuant to the Purchase Agreement.
     “Purchaser” or “Purchasers” has the meaning specified therefor in the introductory paragraph of this Agreement.
     “Registrable Securities” means the Purchased Units, all of which Registrable Securities are subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.1 hereof.
     “Registration Expenses” has the meaning specified therefor in Section 2.6(b) of this Agreement.
     “Resale Opt-out Notice” has the meaning specified therefor in Section 2.1(b) of this Agreement.
     “Resale Registration Statement” means a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time, including as permitted by Rule 415 under the Securities Act (or any similar provision then in force under the Securities Act).
     “Selling Expenses” has the meaning specified therefor in Section 2.6(b) of this Agreement.
     “Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.
     “Selling Holder Indemnified Persons” has the meaning specified therefor in Section 2.6(a) of this Agreement.
     “Target Effective Date” has the meaning specified therefor in Section 2.1(a) of this Agreement.
     “Underwritten Offering” means an offering (including an offering pursuant to a Resale Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
     “Walled Off Person” has the meaning specified therefor in Section 2.5 of this Agreement.
     “WKSI” means a well-known seasoned issuer (as defined in the rules and regulations of the Commission).
     Section 1.1 Registrable Securities. Any Registrable Security will cease to be a Registrable Security (a) when a registration statement covering the Registrable Security becomes or is declared effective by the Commission and the Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force) under the Securities Act; (c) when such Registrable Security has been disposed of in a private transaction pursuant to which the transferor’s rights have not been assigned to the transferee in accordance with Section 2.9 of this Agreement; (d) when such Registrable Security is held by the Partnership or its Subsidiaries; or (e) one year from the date of this Agreement.
     Section 1.2 Right and Obligations. Except for the rights and obligations under Section 2.7 herein, all rights and obligations of each Holder under this Agreement, and all rights and obligations of the Partnership under this Agreement with respect to such Holders, shall terminate when such Holder is no longer a Holder.
ARTICLE II.
REGISTRATION RIGHTS
     Section 2.1 Registration.
          (a) Request for Filing and Deadline To Become Effective. Within thirty (30) days of Closing, the Partnership shall file a Resale Registration Statement to permit the public resale of Registrable Securities then outstanding from time to time as permitted by Rule 415 of the Securities Act. The Partnership shall prepare and file a Resale Registration Statement under the Securities Act with respect to all of the Registrable Securities of the Holders unless the Holder has opted out of inclusion pursuant to Section 2.1(b). The Resale Registration Statement filed pursuant to this Section 2.1(a) shall be on such appropriate registration form of the Commission as shall be selected by the Partnership. The Partnership shall use its commercially reasonable efforts to cause the Resale Registration Statement to become effective no later than 60 days following the Closing Date (the “Target Effective Date”). The Partnership will use its commercially reasonable efforts to cause the Resale Registration Statement filed pursuant to this Section 2.1 to be continuously effective under the Securities Act until all Registrable Securities covered by the Resale Registration Statement have ceased to be Registrable Securities (the “Effectiveness Period”). The Resale Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Resale Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that the Resale Registration Statement becomes effective, but in any event within five Business Days of such date, the Partnership shall provide the Holders with written notice of the effectiveness of the Resale Registration Statement.
          (b) Resale Registration Opt-Out. Any Holder may deliver advance written notice (a “Resale Opt-Out Notice”) to the Partnership requesting that such Holder not be included in the Resale Registration Statement. Following receipt of a Resale Opt-Out Notice from a Holder, the Partnership shall not be required to include the Purchased Units of such Holder in the Resale Registration Statement. The Holders indicated on Schedule 1 hereto shall each be deemed to have delivered a Resale Opt-Out Notice as of the date hereof.
          (c) Failure To Become Effective. If the Resale Registration Statement required by Section 2.1(a) does not become or is not declared effective on or before the Target Effective Date, then the Partnership shall pay each Holder (with respect to the Purchased Units of each such Holder which are included on such Resale Registration Statement), as liquidated damages and not as a penalty, (i) for each non-overlapping 30-day period for the first 60 days following the Target Effective Date, an amount equal to (A) 0.25% times (B) the product of (x) the Purchased Unit Price times (y) the number of Purchased Units, then held by such Holder and included on such Resale Registration Statement (such product of (x) and (y) being the “Liquidated Damages Multiplier”), and (ii) for each non-overlapping 30-day period beginning on the 61st day following the Target Effective Date, with such payment amount increasing by an additional amount equal to 0.25% times the Liquidated Damages Multiplier per non-overlapping 30-day period for each subsequent 60 days (i.e., 0.5% for 61-120 days, 0.75% for 121-180 days, and 1.0% thereafter) up to a maximum amount equal to 1.0% times the Liquidated Damages Multiplier per non-overlapping 30-day period (the “Liquidated Damages”); provided, that the aggregate amount of Liquidated Damages payable by the Partnership per Purchased Unit may not exceed 5.0% of the Purchased Unit Price. The Liquidated Damages payable pursuant to the immediately preceding sentence shall be payable within ten Business Days after the end of each such non-overlapping 30-day period. Any Liquidated Damages shall be paid to each Holder in cash; provided, however, if the Partnership certifies that it is unable to pay Liquidated Damages in cash because such payment will violate a covenant in an existing credit agreement or other indebtedness, then the Partnership may, in its sole discretion, pay the Liquidated Damages in kind in the form of the issuance of Common Units, unless otherwise not permitted. Upon any issuance of Common Units as Liquidated Damages, the Partnership shall promptly prepare and file a supplemental listing application with the NASDAQ to list such Common Units. The determination of the number of Common Units to be paid as Liquidated Damages shall be based on the volume-weighted average price of the Common Units for the ten trading days immediately preceding the date on which the Liquidated Damages payment is due, less a discount of 2%. The payment of Liquidated Damages under this Section 2.1(c) and Section 2.1(d) to a Holder shall cease at such time as the Resale Registration Statement becomes or is declared effective by the Commission or at such time as the securities included on the Resale Registration Statement are no longer Registrable Securities), and shall be prorated for any period of less than 30 days in which the Liquidated Damages cease.
          (d) Waiver of Liquidated Damages. If the Partnership is unable to cause a Resale Registration Statement to become effective by the Target Effective Date as a result of an acquisition, merger, reorganization, disposition or other similar transaction, then the Partnership may request a waiver of the Liquidated Damages, which may be granted by the consent of the Holders of a majority of the outstanding Registrable Securities that have been included on such Resale Registration Statement, in their sole discretion, and which such waiver shall apply to all the Holders of Registrable Securities included on such Resale Registration Statement.
          (e) Delay Rights. Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in the Resale Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Resale Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Resale Registration Statement but may settle any previously made sales of Registrable Securities) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue, consummate or finance such a transaction would be materially adversely affected by any required disclosure of such transaction in the Resale Registration Statement or (ii) the Partnership has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Partnership, would materially adversely affect the Partnership; provided, however, in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to the Resale Registration Statement for a period that exceeds an aggregate of 60 days in any 180-day period or 105 days in any 365-day period, in each case, exclusive of days covered by any lock-up agreement executed by a Selling Holder in connection with any Underwritten Offering. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Resale Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated in this Agreement.
          (f) Additional Rights to Liquidated Damages. If (i) the Holders shall be prohibited from selling their Registrable Securities under the Resale Registration Statement as a result of a suspension pursuant to Section 2.1(e) of this Agreement in excess of the periods permitted therein or (ii) the Resale Registration Statement is filed and declared effective but, during the Effectiveness Period, shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within 10 days by a post-effective amendment pursuant thereto, a supplement to the prospectus or a report filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, then until the suspension is lifted or a post-effective amendment, supplement or report is filed with the Commission and declared effective, but not including any day on which a suspension is lifted or such amendment, supplement or report is declared effective, if applicable, the Partnership shall owe the Holder an amount equal to the Liquidated Damages, following the earlier of (i) the date on which the suspension period exceeded the permitted period or (ii) the 11th day after the Resale Registration Statement ceased to be effective or failed to be useable for its intended purposes. All of the provisions in Section 2.1(c) with respect to the payment of the Liquidated Damages, including but not limited to the ability to issue additional Common Units in lieu of cash payments, the time period in which payments are due, and the determination of the number of Common Units to issue as Liquidated Damages shall be applicable to the Liquidated Damages payable hereunder. For purposes of this Section 2.1(f), a suspension shall be deemed lifted on the date that notice that the suspension has been lifted is delivered to the Holders pursuant to Section 3.1 of this Agreement.
          (g) Termination of Rights. Other than as set forth otherwise in this Agreement, a Holder’s rights (and any transferee’s rights pursuant to Section 2.9) under this Section 2.1, including rights to Liquidated Damages (other than Liquidated Damages owing but not yet paid), shall terminate upon the termination of the Effectiveness Period.
          (h) No Demand Rights. Notwithstanding any other provision of this Agreement, no Holder of Registrable Securities shall be entitled to any “demand” rights or similar rights that would require the Partnership to effect an Underwritten Offering solely on behalf of such Holder.
     Section 2.2 Piggyback Rights.
          (a) Underwritten Offering Piggyback Rights. If the Partnership proposes to file (i) a registration statement, or (ii) a prospectus supplement to an effective registration statement, so long as the Corporation is a WKSI at such time or, whether or not the Corporation is a WKSI, so long as the Registrable Securities were previously included in the underlying shelf Registration Statement or are included on an effective Resale Registration Statement, or in any case in which Holders may participate in such offering without the filing of a post-effective amendment, in each case, for the sale of Common Units in an Underwritten Offering for its own account and/or another Person, other than (a) a registration relating solely to employee benefit plans, (b) a registration relating solely to a Rule 145 transaction, or (c) a registration on any registration form which does not permit secondary sales, then as soon as practicable following the engagement of counsel by the Partnership to prepare the documents to be used in connection with an Underwritten Offering, the Partnership shall give notice (including, but not limited to, notification by electronic mail) of such proposed Underwritten Offering to each Holder owning more than $20.0 million of such Common Units, calculated on the basis of the Purchased Unit Price, and such notice shall offer such Holder the opportunity to participate in any Underwritten Offering and to include in such Underwritten Offering such number of Registrable Securities that are Common Units (the “Included Registrable Securities”) as each such Holder may request in writing, subject to any registration rights existing prior to the Closing Date and customary underwriter cutbacks; provided, however, that the Partnership shall not be required to provide such opportunity (i) to any such Holder that does not offer a minimum of $10.0 million of Registrable Securities (based on the Purchased Unit Price), or (ii) to such Holders if the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Units in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.2(b). Any notice required to be provided in this Section 2.2(a) to Holders shall be provided on a Business Day pursuant to Section 3.1 hereof and receipt of such notice shall be confirmed by the Holder. The Holder will have two Business Days (or one Business Day in connection with any overnight or bought Underwritten Offering) after notice has been delivered to request in writing the inclusion of Registrable Securities that are Common Units in the Underwritten Offering. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Partnership shall determine for any reason not to undertake or to delay such Underwritten Offering, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at or prior to the time of pricing of such Underwritten Offering. Any Holder may deliver written notice (an “Piggyback Opt-Out Notice”) to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Piggyback Opt-Out Notice in writing. Following receipt of an Piggyback Opt-Out Notice from a Holder (unless subsequently revoked), the Partnership shall not be required to deliver any notice to such Holder pursuant to this Section 2.2(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings by the Partnership pursuant to this Section 2.2(a). The Holders indicated on Schedule 1 hereto shall each be deemed to have delivered an Piggyback Opt-Out Notice as of the date hereof.
          (b) Priority of Piggyback Rights. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering advises the Partnership that the total amount of Registrable Securities that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that are Common Units that such Managing Underwriter or Underwriters advises the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first, to the Partnership and, (ii) second, pro rata among the Selling Holders who have requested participation in such Underwritten Offering and any other holder of securities of the Partnership having rights of registration that are neither expressly senior nor subordinated to the Registrable Securities (the “Parity Securities”). The pro rata allocations for each Selling Holder who has requested participation in such Underwritten Offering shall be the product of (A) the aggregate number of Registrable Securities that are Common Units proposed to be sold in such Underwritten Offering multiplied by (B) the fraction derived by dividing (x) the number of Registrable Securities that are Common Units owned on the Closing Date by such Selling Holder by (y) the aggregate number of Registrable Securities that are Common Units owned on the Closing Date by all Selling Holders plus the aggregate number of Parity Securities owned on the Closing Date by all holders of Parity Securities that are participating in the Underwritten Offering.
          (c) Termination of Piggyback Registration Rights. The piggyback rights under Section 2.2 will terminate at the earlier of (i) the time at which a Holder and its Affiliates own less than $20.0 million of Common Units (based on the Purchased Unit Price) or (ii) the Common Units cease to be Registrable Securities.
     Section 2.3 Underwritten Offering.
          (a) General Procedures. In connection with any Underwritten Offering under this Agreement, the Partnership shall be entitled to select the Managing Underwriter or Underwriters in its sole discretion. In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and the Partnership shall be obligated to enter into an underwriting agreement with the Managing Underwriter or Underwriters which contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of equity securities. No Selling Holder may participate in an Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Partnership to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements regarding such Selling Holder, its authority to enter into such underwriting agreement and to sell, and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an Underwritten Offering, such Selling Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter; provided, however, that such withdrawal must be made at least one Business Day prior to the time of pricing of such Underwritten Offering to be effective. No such withdrawal or abandonment shall affect the Partnership’s obligation to pay Registration Expenses.
          (b) Sale Procedures. In connection with its obligations under this Article II, the Partnership will, as expeditiously as possible:

               (i) prepare and file with the Commission such amendments and supplements to the Resale Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Resale Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Resale Registration Statement;
               (ii) furnish to each Selling Holder (A) as far in advance as reasonably practicable before filing the Resale Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Resale Registration Statement or supplement or amendment thereto, and (B) such number of copies of the Resale Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Resale Registration Statement;
               (iii) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Resale Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;
               (iv) promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (A) the filing of the Resale Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Resale Registration Statement or any post-effective amendment thereto, when the same has become effective; and (B) the receipt of any written comments from the Commission with respect to any filing referred to in clause (A) and any written request by the Commission for amendments or supplements to the Resale Registration Statement or any prospectus or prospectus supplement thereto;
               (v) immediately notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (A) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Resale Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (B) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of the Resale Registration Statement, or the initiation of any proceedings for that purpose; or (C) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
               (vi) upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
               (vii) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;
               (viii) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;
               (ix) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;
               (x) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;
               (xi) if requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii)

make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and
               (xii) The Partnership agrees that, if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the Resale Registration Statement and any amendment or supplement thereof, then the Partnership will reasonably cooperate with such Holder in allowing such Holder to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof. In addition, at any Holder’s request, the Partnership will furnish to such Holder, on the date of the effectiveness of the Resale Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request, (A) a “cold comfort” letter, dated such date, from the Partnership’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Holder, (B) an opinion, dated as of such date, of counsel representing the Partnership for purposes of the Resale Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” opinion for such offering, addressed to such Holder and (C) a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of the General Partner addressed to the Holder. Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (v) of Section 2.3(b), shall forthwith discontinue offers and sales of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (v) of Section 2.3(b) or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the managing underwriter or underwriters, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.
         Section 2.4 Cooperation by Holders. The Partnership shall have no obligation to include Registrable Securities of a Holder in the Resale Registration Statement who has failed to timely furnish such information that the Partnership determines, after consultation with its counsel, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act, including the execution of the initial Selling Unitholder Notice and Questionnaire attached at Exhibit A to this Agreement by the date specified thereon.
         Section 2.5 Restrictions on Public Sale by Holders of Registrable Securities. For so long as the Purchased Units are Registrable Securities, each Holder agrees that it will not sell any Common Units or other equity securities of the Partnership for a period of up to 60 days following the pricing date of an Underwritten Offering of equity securities by the Partnership; provided, however, that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction imposed by the underwriters on the officers, directors or any Affiliate of the Partnership. In addition, the provisions of this Section 2.5 shall not apply with respect to a Holder that (i) owns less than $20.0 million of Registrable Securities based on the Purchased Unit Price, or (ii) has delivered a Piggyback Opt-Out Notice or a Resale Opt-Out Notice to the Partnership pursuant to Section 2.2 hereof. Subject to such Holder’s compliance with its obligations under the U.S. federal securities laws and its internal policies: (a) Holder, for purposes hereof, shall not be deemed to include any employees, subsidiaries or Affiliates that are effectively walled off by appropriate “Chinese Wall” information barriers approved by Holder’s legal or compliance department (and thus have not been privy to any information concerning this transaction) (a “Walled Off Person”) and (b) the foregoing covenants in this paragraph shall not apply to any transaction by or on behalf of Holder that was effected by a Walled Off Person in the ordinary course of trading without the advice or participation of Holder or receipt of confidential or other information regarding this transaction provided by Holder to such entity.
     Section 2.6 Expenses.
          (a) Expenses. The Partnership will pay all reasonable Registration Expenses as determined in good faith. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. In addition, except as otherwise provided in Section 2.7 hereof, the Partnership shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder.
          (b) Certain Definitions. “Registration Expenses” means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on the Resale Registration Statement pursuant to Section 2.1 and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing and NASDAQ fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts and selling commissions or similar fees or arrangements allocable to the sale of the Registrable Securities.
     Section 2.7 Indemnification.
          (a) By the Partnership. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, employees and agents and each Person, if any, who controls such Selling Holder and its directors, officers, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in the Resale Registration Statement, any preliminary prospectus, prospectus supplement, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the Resale Registration Statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.
          (b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, the General Partner and each of their respective directors, officers, employees and agents and each Person, if any, who controls the Partnership within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, employees and agents, to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Resale Registration Statement, any preliminary prospectus, prospectus supplement, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.
          (c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.7. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.7 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party (provided appropriate documentation for such expense is also submitted with such notice) as incurred; provided however, that the indemnified party will be required to repay the indemnifying party any amounts paid to it for which it is determined the indemnified party was not otherwise entitled within five calendar days of such determination. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party is entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnified party.
          (d) Contribution. If the indemnification provided for in this Section 2.7 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
          (e) Other Indemnification. The provisions of this Section 2.7 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.
     Section 2.8 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable

Securities to the public without registration, the Partnership agrees to use its commercially reasonable efforts to:
          (a) Make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the date hereof;
          (b) File with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and
          (c) So long as a Holder owns any Registrable Securities, furnish, unless otherwise available at no charge by access electronically to the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed with the Commission as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.
If the Partnership fails for any reason to comply with the provisions of this Section 2.8 during the period beginning on the date which is six months from the Closing Date and ending one year from the Closing Date which prohibits a Holder from selling Purchased Units, then held by such Holder pursuant to Rule 144 under the Securities Act for more than ten (10) days in the aggregate, then the Partnership shall pay to each such Holder an amount equal to 0.25% times the Liquidated Damages Multiplier for each 30 days in excess of such 5 days during which such Holder is unable to sell the Purchased Units, with such payment amount increasing by an additional amount equal to 0.25% times the Liquidated Damages Multiplier per additional 30 days up to a maximum of 1% times the Liquidated Damages Multiplier; provided, that the aggregate amount of Liquidated Damages payable by the Partnership per Purchased Unit may not exceed 5.0% of the Purchased Unit Price. All of the provisions in Section 2.1(b) with respect to the payment of the Liquidated Damages, including but not limited to the ability to issue additional Common Units in lieu of cash payments, the time period in which payments are due, and the determination of the number of Common Units to issue as Liquidated Damages shall be applicable to the Liquidated Damages payable hereunder.
     Section 2.9 Transfer or Assignment of Registration Rights. The rights to cause the Partnership to register Registrable Securities granted to the Purchasers by the Partnership under this Article II will be transferable or assignable by each Purchaser to an Affiliate of such Purchaser or to a transferee or assignee of Registrable Securities, provided (a) the amount of Registrable Securities transferred or assigned to a Person who is not an Affiliate must represent at least $20.0 million, based on the Purchased Unit Price, (b) the Partnership is given written notice prior to any such transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee agrees in writing to undertake responsibility for its portion of the obligations of such Purchaser under this Agreement.
     Section 2.10 Limitation on Subsequent Registration Rights. From and after the date hereof, the Partnership shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership on a basis other than pari passu with, or expressly subordinate to, the priority rights set forth in Section 2.2(b) granted to the Holders of Registrable Securities hereunder.
ARTICLE III.
MISCELLANEOUS
     Section 3.1 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:
          (a) If to Kayne Anderson MLP Investment Company, Kayne Anderson Energy Total Return Fund, Inc., Kayne Anderson Midstream/Energy Fund, Inc., Kayne Anderson Energy Development Company, Kayne Anderson Capital Income Partners (QP), LP, Kayne Anderson Midstream Institutional Fund, LP, Kayne Anderson MLP Fund, LP or Kayne Anderson Non-Traditional Investments, LP:
1800 Avenue of the Stars, 2nd Floor
Los Angeles, California 90067
Attention: David Shladovsky, Esq.
Facsimile: (310) 284-6490
Internet electronic mail: dshladovsky@kaynecapital.com
717 Texas Avenue, Suite 3100
Houston, Texas 77002
Attn: James C. Baker
Facsimile: (713) 655-7359
Internet electronic mail: jbaker@kaynecapital.com
with a copy to:
Baker Botts L.L.P.
98 San Jacinto Blvd., Ste 1500
Austin, Texas 78701
Attention: Laura L. Tyson, Esq.
Facsimile: (512) 322-8377
Internet electronic mail: laura.tyson@bakerbotts.com
          (b) If to Tortoise Energy Infrastructure Corporation, Tortoise Energy Capital Corporation, Tortoise North American Energy Corporation, Tortoise MLP Fund, Inc. or Tortoise Capital Resources Corporation:

Tortoise Capital Advisors, LLC
11550 Ash Street, Suite 300
Leawood, Kansas 66211
Attention: Terry Matlack
Facsimile: (913) 345-2763
Internet electronic mail: tmatlack@tortoiseadvisors.com
with a copy to:
Husch Blackwell LLP
4801 Main street, Suite 100
Kansas City, MO 64112
Attention: Eric Gervais
Facsimile: (816) 983.8080
Internet electronic mail: eric.gervais@huschblackwell.com
          (c) If to Fiduciary/Claymore MLP Opportunity Fund, Nuveen Energy MLP Total Return Fund, MLP & Strategic Equity Fund or Teachers’ Retirement System of Oklahoma:
Fiduciary Asset Management LLC
8235 Forsyth Blvd, Suite 700
St. Louis, Missouri 63105
Attention: Quinn Kiley
Facsimile: (314) 446-6701
Internet electronic mail: qkiley@famco.com
with a copy to:
Baker Botts L.L.P.
98 San Jacinto Blvd., Ste 1500
Austin, Texas 78701
Attention: Laura L. Tyson, Esq.
Facsimile: (512) 322-8377
Internet electronic mail: laura.tyson@bakerbotts.com
          (d) If to Regency:
Regency Energy Partners LP
2001 Bryan Street, Ste 3700
Dallas, Texas 75201
Attention: Paul M. Jolas, Executive Vice President and Chief Legal Officer
Facsimile: (214) 840-5208
Internet electronic mail: paul.jolas@regencygas.com

with a copy to:
Mayer Brown
700 Louisiana Street, Ste 3400
Houston, Texas 77002-2730
Attention: Dan Fleckman
Facsimile: (713) 238-4718
Internet electronic mail: dfleckman@mayerbrown.com
or to such other address as Regency or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the overnight courier copy, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
     Section 3.2 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.
     Section 3.3 Assignment of Rights. All or any portion of the rights and obligations of any Purchaser under this Agreement may be transferred or assigned by such Purchaser in accordance with Section 2.9 hereof.
     Section 3.4 Recapitalization, Exchanges, Etc. Affecting the Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement.
     Section 3.5 Aggregation of Restricted Units. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights and applicability of any obligations under this Agreement.
     Section 3.6 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

     Section 3.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
     Section 3.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     Section 3.9 Governing Law. The Laws of the State of Texas shall govern this Agreement without regard to principles of conflicts of Laws that would apply the substantive law of some other jurisdiction.
     Section 3.10 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.
     Section 3.11 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Partnership set forth herein. This Agreement and the Purchase Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.
     Section 3.12 Amendment. This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.
     Section 3.13 No Presumption. If any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.
     Section 3.14 Obligations Limited to Parties to Agreement. Each of the Parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers (and their permitted assignees) and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of the Purchasers may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Purchasers under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any assignee of a Purchaser hereunder.
     Section 3.15 Interpretation. Article, Exhibit and Section references in this Agreement are references to the corresponding Article and Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by a Purchaser under this Agreement, such action shall be in such Purchaser’s sole discretion unless otherwise specified.
     Section 3.16 Equal Treatment of Purchasers. Neither the Partnership nor any of its Affiliates shall, directly or indirectly, offer to pay, pay or cause to be paid any consideration, whether by way of interest, fee, payment for the redemptions or exchange of Registrable Securities, or otherwise, to any holder of Registrable Securities for or as an inducement to, or in connection with solicitation of, any consent, waiver or amendment of any terms or provisions of the Registrable Securities or this Agreement or any of the other agreements referred to in this Agreement unless such consideration is offered to all Holders.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

REGENCY ENERGY PARTNERS LP

By:	Regency GP LP, its general partner
By: Regency GP LLC, its general partner

By:	/s/Thomas E. Long Thomas E. Long
Executive Vice President and Chief Financial Officer
Signature Page to Registration Rights Agreement

KAYNE ANDERSON MLP INVESTMENT COMPANY

By: KA Fund Advisors, LLC, as its investment manager

By: Name:	/s/ James C. Baker James C. Baker
Title:	Senior Managing Director

KAYNE ANDERSON ENERGY TOTAL RETURN FUND, INC.

By: KA Fund Advisors, LLC, as its investment manager

By: Name:	/s/ James C. Baker James C. Baker
Title:	Senior Managing Director

KAYNE ANDERSON MIDSTREAM/ENERGY FUND, INC.

By: KA Fund Advisors, LLC, as its investment manager

By: Name:	/s/ James C. Baker James C. Baker
Title:	Senior Managing Director

KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY

By: KA Fund Advisors, LLC, as its investment manager

By: Name:	/s/ James C. Baker James C. Baker
Title:	Senior Managing Director
Signature Page to Registration Rights Agreement

KAYNE ANDERSON CAPITAL INCOME PARTNERS (QP), LP

By: Kayne Anderson Capital Advisors, L.P., as its general partner

By:	/s/ David Shladovsky David Shladovsky
General Counsel

KAYNE ANDERSON MIDSTREAM INSTITUTIONAL FUND, LP

By: Kayne Anderson Capital Advisors, L.P., as its general partner

By:	/s/ David Shladovsky David Shladovsky
General Counsel

KAYNE ANDERSON MLP FUND, LP

By: Kayne Anderson Capital Advisors, L.P., as its general partner

By:	/s/ David Shladovsky David Shladovsky
General Counsel
Signature Page to Registration Rights Agreement

KAYNE ANDERSON NON-TRADITIONAL INVESTMENTS, LP

By: Kayne Anderson Capital Advisors, L.P., as its general partner

By:	/s/ David Shladovsky David Shladovsky
General Counsel
Signature Page to Registration Rights Agreement

TORTOISE ENERGY INFRASTRUCTURE CORPORATION
By:	/s/ Zachary A. Hamel
Zachary A. Hamel
Senior Vice President

TORTOISE ENERGY CAPITAL CORPORATION
By:	/s/ Zachary A. Hamel
Zachary A. Hamel
Senior Vice President

TORTOISE NORTH AMERICAN ENERGY CORPORATION
By:	/s/ Zachary A. Hamel
Zachary A. Hamel
Senior Vice President

TORTOISE MLP FUND, INC.
By:	/s/ Zachary A. Hamel
Zachary A. Hamel
Senior Vice President

TORTOISE CAPITAL RESOURCES CORPORATION
By:	/s/ Zachary A. Hamel
Zachary A. Hamel
Senior Vice President

Signature Page to Registration Rights Agreement

FIDUCIARY/CLAYMORE MLP OPPORTUNITY FUND
By:	/s/ Quinn T. Kiley
Quinn T. Kiley
Vice President

NUVEEN ENERGY MLP TOTAL RETURN FUND
By:	/s/ Quinn T. Kiley
Quinn T. Kiley
Portfolio Manager

MLP & STRATEGIC EQUITY FUND INC.
By:	/s/ Quinn T. Kiley
Quinn T. Kiley
Portfolio Manager

TEACHERS’ RETIREMENT SYSTEM OF OKLAHOMA
By:	/s/ Quinn T. Kiley
Quinn T. Kiley
Portfolio Manager

Signature Page to Registration Rights Agreement